UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/08/2008

Entorian Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50553

Delaware	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8900 Shoal Creek Blvd.
Austin, TX 78757
(Address of principal executive offices, including zip code)

512 454 9531
(Registrant’s telephone number, including area code)

Staktek Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

Entorian Technologies Inc. ("us" or "we") has a license arrangement with Samsung Electronics Co., Ltd. ("Samsung") pursuant to which we have licensed certain technologies to Samsung, and Samsung provides to us quarterly reports of its license usage and pays corresponding royalty amounts in accordance with the terms of the agreement. We have primarily relied on these reports from Samsung to record revenue from this license agreement.

Recently, Samsung sent us a letter asserting that it made errors in the royalty reports that it previously delivered to us during the period beginning in the fourth quarter of 2005 and ending in the first quarter of 2008. Samsung believes that these errors resulted in an overpayment to us of an aggregate of approximately $2.9 million, and Samsung has requested that we refund this amount. Samsung paid to us a total of $14.2 million during this time period. Samsung subsequently informed us that it recently discovered it has been shipping two different types of packaging for the same chip for which it assigned the same part number, and Samsung asserts that one of the two types is not subject to our license agreement.

At this time, we do not feel the information provided from Samsung is sufficient to support its refund request. Additionally, we do not have sufficient information to determine any other rights that we may have with respect to this matter, or to determine the impact, if any, on our previously issued financial statements. We are working with Samsung to obtain all of the detail necessary to evaluate Samsung's claim.

In addition, we are required to amend our Annual Report on Form 10-K for the year ended December 31, 2007, as a result of a typographical error in Exhibits 32.1 and 32.2. We inadvertently referenced 2006 instead of 2007 for the year in which our Chief Executive Officer and Chief Financial Officer made the required certifications. Because of the uncertainty regarding the Samsung refund claim caused by Samsung's error and the resulting impact, if any, on our previously issued financial statements, we are unable to amend this Form 10-K at this time. We intend to do so as soon as practicable.

Information Not "Filed"

The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entorian Technologies Inc.

Date: July 08, 2008	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP, General Counsel and Corporate Secretary